EXHIBIT 4.1


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RELATIVE RIGHTS, QUALIFICATIONS,
                          LIMITATIONS AND RESTRICTIONS

                                     OF THE

                 SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

                                       OF

                                AUTHORISZOR INC.

                     ---------------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                     ---------------------------------------

                  Authoriszor Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article 4 of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board of Directors") at a duly called meeting of the Board on November 29, 2001 adopted the following resolution, which resolution remains in full force and effect on the date hereof.

                  RESOLVED, that there are hereby established a series of authorized preferred stock, having a par value of $.01 per share, which series be designated as "Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred"), shall consist of 2,000,000 shares and shall have the powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth:

         1.       Dividends and Distributions.

                  (a)  Series A  Dividend.  The  holders  of record of shares of
Series A Preferred shall be entitled to receive dividends (the "Series A Dividend"), at a rate of ten percent (10%) per annum of the original purchase price of $2.00 per share of the Series A Preferred (the "Original Purchase Price") out of funds legally available therefor, which shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of preferred stock or common stock, par value $0.01 per share, of the Corporation ("Common Stock"), excluding any stock split, stock dividend, combination, recapitalization and the like (collectively a "Recapitalization"). The Series A Dividend shall accrue from the date of issuance of each share until the liquidation, dissolution, redemption or winding up of the Corporation.

                  (b) Payment of Series A Dividend. The Series A Dividend shall be payable annually on December 31 of each year (each a "Series A Annual Dividend Date") commencing on December 31, 2002, except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day"), then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the United Kingdom are permitted to be closed (a "Business Day") to holders of record as they appear on the stock books of the Corporation on the applicable record date, which shall be not more than sixty (60) nor less than ten (10) days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Series A Record Date"). The amount of dividends payable for any period that is shorter or longer than a full annual dividend shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such amount is payable.

         2. Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), distributions (other than as set forth herein) shall be made to the holders of Series A Preferred in respect of such Series A Preferred before any amount shall be paid to the holders of any other class or series of capital stock of the Corporation in the following manner:

                  (a) Liquidation Amount. The holders of the Series A Preferred, subject to the other terms contained herein, shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of capital stock an amount equal to (i) the Original Purchase Price, as appropriately adjusted to reflect a Recapitalization, plus (ii) all accrued but unpaid dividends (calculated on a pro-rata basis for the year up to the date of the Liquidation), prior to any distribution to the holders of any other preferred or capital stock. Upon such payment, the remaining assets of the Corporation shall be distributed ratably to the holders of Common Stock. However, if the proceeds from a Liquidation are not sufficient to pay to the holders of Series A Preferred the full preference amount set forth above, then such holders shall instead be entitled to receive the entire assets and funds of the Corporation legally available for distribution to the holders of Common Stock, which assets and funds shall be distributed ratably among the holders of the Series A Preferred.

                  (b) Valuation of Securities and Property. In the event the Corporation proposes to distribute assets other than cash in connection with any Liquidation, the value of the assets to be distributed to the holders of shares of Series A Preferred shall be determined in good faith by the Board of Directors. Any securities not deemed to be a restricted security as defined under Rule 144 of the Securities Act of 1933, as amended, or subject to other restrictions on free marketability shall be valued as follows:

                           (i) if traded on a national securities exchange or the NASDAQ National Market System ("NASDAQ"), the value shall be deemed to be the average of the security's closing prices on such exchange or NASDAQ over the thirty (30) trading day period ending three (3) days prior to the distribution;

                           (ii) if actively traded over-the-counter (other than NASDAQ), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; or

                           (iii) if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of restricted securities or securities subject to other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors.

                  (c) Events Deemed a Liquidation. For purposes of this Section 2, the holders of a majority of the issued and outstanding Series A Preferred may elect to have treated as a Liquidation (i) the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation (excluding any transfer associated with a restructuring of the Corporation in connection with tax planning) or (ii) the consolidation, merger, reorganization or take-over of the Corporation with or into any other corporation, where the holders of Common Stock determined on a fully diluted basis immediately before such merger, consolidation or reorganization hold less than fifty percent (50%) of the Common Stock or the capital stock of the surviving entity as so determined immediately after such transaction (excluding any reincorporation or other merger or reorganization involving solely the Corporation and one or more of its wholly-owned subsidiaries or other affiliated companies and excluding a Qualified Offering).

         3.       Redemption.

                  (a) Optional Right to Redemption. The holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Preferred may elect to require the Corporation to redeem in cash up to all of the outstanding shares of Series A Preferred held by such holder by providing the Corporation written notice (specifying the number of shares to be redeemed) of such holder's intent to cause the Corporation to redeem in cash such shares at a price per share equal to the Redemption Price (as defined herein) as set forth in Section 3(a)(i)-(iii) below. The holders of a majority of the then outstanding shares of Series A Preferred may elect to require the Corporation to redeem their shares of Series A Preferred:

                           (i) On the dates  specified below (each a "Redemption
                  Date"), such percentage of the shares of Series A Preferred set forth opposite such Redemption Date below (such percentages to be based upon the number of shares of Series A Preferred outstanding on the day prior to the first Redemption
                  Date):

                  Redemption Date                             Fraction of Shares

                  November 1, 2003                                  33 1/3%
                  November 1, 2004                                  33 1/3%
                  November 1, 2005                                  33 1/3%

                  The holders of at least a majority of the then outstanding shares of Series A Preferred may require the Corporation to effect the Redemption by giving written notice to the Corporation of such election thirty (30) days prior to each

                  Redemption Date. Upon receipt of such election, the Corporation will be obligated to redeem the percentage of shares of Series A Preferred specified above (ratably among the holders of the Series A Preferred) on each Redemption Date;

                           (ii) Upon the closing of a secondary  fundraising  by
                  the Corporation in which the Corporation raises at least $5 million, net of commissions and expenses, from the issuance of debt or equity securities of the Corporation, or a combination thereof, in a single transaction or a series of related transactions (the "Qualified Offering"); or

                           (iii) Upon the consolidation,  merger, reorganization
                  or take-over of the Corporation with or into any other corporation, where the holders of Common Stock determined on a fully diluted basis immediately before such merger, consolidation or reorganization hold less than fifty percent (50%) of the Common Stock of the Corporation or the capital stock of the surviving entity as so determined immediately after such transaction (excluding any reincorporation or other merger or reorganization involving solely the Corporation and one or more of its wholly-owned subsidiaries or other affiliated companies and excluding a Qualified Offering).

                  (b) Redemption Price. Upon a redemption under this Section 3, such holder of Series A Preferred shall be entitled to receive from the Corporation out of funds legally available therefor an amount in cash for each share of Series A Preferred to be redeemed (the "Redemption Price") equal to the Original Purchase Price per share, as appropriately adjusted to reflect a Recapitalization, plus all accrued but unpaid dividends then owed (calculated on a pro-rata basis for the year through the date of Redemption).

                   (c) Dividends; Rights of Holders. No share of Series A Preferred is entitled to any dividends accrued after the date on which the Redemption Price of such share of Series A Preferred is paid. On such date, all rights of the holder of such share of Series A Preferred will cease, and such share of Series A Preferred will be deemed to be not outstanding.

                  (d) New Certificates. If fewer than the total number of shares of Series A Preferred represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred will be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed shares.

                  (e) Ratable Offers. Neither the Corporation nor any of its subsidiaries will redeem, repurchase or otherwise acquire any shares of Series A Preferred pursuant to this Section, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of shares of Series A Preferred on the basis of the number of shares of Series A Preferred owned by each such holder.

                  (f) Delaware Corporate Law Limitations. The Company's obligation to redeem any share of Series A Preferred is subject to the Corporation having available "surplus" under applicable Delaware corporate law.

         4. Conversion. Without exception, the holders of Series A Preferred shall not have the right to convert their respective shares of Series A Preferred into shares of Common Stock or any other capital stock of the Corporation.

         5.       Voting Rights.

                  (a) General. Except as otherwise required by law or as expressly provided in this Section 5, the holder of each share of Series A Preferred shall not be entitled to vote in his or her capacity as a shareholder of the Corporation on any matters involving the Corporation.

                  (b) Voting for Directors. For so long as any of the shares of Series A Preferred issued by the Corporation remain outstanding, the holders of a majority of the then outstanding Series A Preferred shall be entitled to nominate and elect one (1) director to the Board of Directors. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of the Series A Preferred, shall be filled by the vote or written consent of the holders of a majority of the Series A Preferred; provided, however, that any designee of a particular holder or holders of Series A Preferred shall be replaced by the designee of such holder or holders. A director may be removed from the Board of Directors with or without cause by the vote or consent of the holders of the outstanding class with voting power entitled to elect him or her in accordance with the Delaware General Corporation Law; provided, however, that any designee of a particular holder or holders of Series A Preferred shall only be removed by such holder or holders.

                  (c) Material Breach by Corporation. The holders of the outstanding shares of the Series A Preferred shall be entitled to vote their respective shares on any matters involving the Corporation (on an assumed conversion ratio into Common Stock of 1:1) during any period in which the Corporation has violated any material powers, preferences or rights of the Series A Preferred.

         6. Approval of Certain Transactions While the Series A Preferred is Outstanding. In the event that at least twenty-five percent (25%) of the Series A Preferred is outstanding, the Corporation shall not, without first obtaining the written approval of the holders of at least a majority of the Series A Preferred then outstanding, take any action that would materially and adversely alter or change the rights, preferences or privileges of the Series A Preferred as set forth herein, or issue additional shares of Series A Preferred.

         7. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the anticipated amount and character of such dividend, distribution or right.

         8. Notices. Any notice required by the provisions of this Certificate to be given to the holders of Series A Preferred shall be deemed given when deposited in the mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

         9. Headings  of   Subdivisions.   The  headings  of  the  various
subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         10. Severability of Provisions. If any powers, preferences and relative, participating, optional and other special rights of the Series A Preferred and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of Series A Preferred and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of Series A Preferred and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of Series A Preferred and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Series A Preferred and qualifications, limitations and restrictions thereof unless so expressed herein.

         11. No Reissuance of Series A Preferred. No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and restored to the status of undesignated Preferred Stock.


      [remainder of page intentionally left blank; signature page follows]

                  IN WITNESS WHEREOF, AUTHORISZOR INC. has caused this Certificate of Designations, Preferences and Relative Rights, Qualifications, Limitations and Restrictions of the Series A Preferred Stock to be signed this 4th day of December, 2001.


                                    AUTHORISZOR INC.,
                                    a Delaware corporation


                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------